Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2011, relating to our audits of the consolidated financial statements and internal control over financial reporting, included in the Annual Report of MidSouth Bancorp, Inc. and subsidiaries on Form 10-K, for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in this Registration Statement of MidSouth Bancorp, Inc. on Form S-3. We also consent to the reference of our firm under the caption “Experts.”

/s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia
September 23, 2011